UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):      March 7, 2006

DSL.net, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32264	06-1510312
(Commission File Number)	(IRS Employer Identification No.)

545 Long Wharf Drive, 5th Floor
New Haven, CT	06511
(Address of Principal Executive Offices)	(Zip Code)

(203) 772-1000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

1.01(a)

On March 7, 2006, DSL.net, Inc. (the “Company”), as subtenant, entered into an agreement with CiDRA Corporation, as sublandlord, for the sublease of office space in Wallingford, CT (the “Sublease”). The sublet premises, located at 50 Barnes Industrial Park North, Wallingford, CT 06492, will serve as the Company’s new headquarters office, replacing the Company’s current New Haven, CT facility, the lease for which expires on May 31, 2006. The rent commencement date under the Sublease is June 1, 2006.

The Sublease covers the Company’s use of approximately 18,387 rentable square feet of space, to be used for offices, warehouse and network operations center purposes. Under the Sublease, the Company also has a right of first refusal on additional sublandlord space in the building, should it become available. The Sublease expires on March 25, 2011, subject to earlier termination or extension, as provided therein.

Although the Company will incur certain non-recurring expenses associated with the relocation of its corporate headquarters and the build-out of the sublet premises, the Company will realize an approximate 75% reduction in its monthly base rent at the Wallingford facility compared to the New Haven facility.

The Company anticipates moving its data center, initially, to the new facility, with the majority of its Connecticut personnel to follow upon completion of the build-out, later this Spring.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSL.NET, INC.

Date: March 10, 2006	By:	/s/ Marc R. Esterman
Name: Marc R. Esterman
Title: S.V.P. - Corporate Affairs, General Counsel & Secretary

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